CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in Post-Effective Amendment Number 44 to the Registration Statement (Form N-1A,
No. 811-21460) of Pioneer Series Trust II, and to the incorporation by reference of our report, dated February 22, 2018, on Pioneer AMT-Free Municipal Fund (one of the portfolios comprising the Pioneer Series Trust II) included in the Annual Reports to Shareholders for the fiscal year ended December 31, 2017.



		           			/s/ Ernst & Young LLP



Boston, Massachusetts
April 24, 2018